Memorandum Of Changes

               Delaware-Voyageur Unit Investment Trust, Series 14

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of Securities on November 4, 1997, and to set forth certain statistical data based thereon.

         Cover Page. The series number and the Trusts in the Fund have been added. Information relating to the sales charge and the price of the offering if the Units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         Pages 5-6.     The "Summary of Essential Financial Information"
                        table has been completed.

         Pages 24-34.   The issuers of the Securities have been listed.

         Page 37.       The Taxation section has been updated.

         Page 61. The Independent Auditors' Report has been completed.

         Pages 62-63.   The Statements of Net Assets has been completed.

         Pages 64-67.   The Schedule of Investments and the Notes thereto
                        have been completed.

         Back Cover     The Series numbers, the Trust in the Fund and the
                        date of the Prospectus have been included.